Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2021 Results

Fourth Quarter Highlights:

•	Total Revenue Was $388 Million; Service Revenue¹ Increased 4.3% to $273 Million
•	Diluted EPS Was $0.63, Inclusive of $0.43 of Tax-Effected Facility and M&A Charges
•	Non-GAAP EPS¹ Was $1.19
•	Adjusted EBITDA Margin on Service Revenue¹ Was 13.9%
•	Contract Awards of $652 Million, Up 24% for a Book-to-Bill Ratio of 1.68

Full Year Highlights:

•	Total Revenue Was $1.55 Billion; Service Revenue Increased 6.4% to $1.11 Billion
•	Diluted EPS Was $3.72, Inclusive of $0.57 of Tax-Effected Facility and M&A Charges
•	Non-GAAP EPS Was $4.82
•	Adjusted EBITDA Margin on Service Revenue Was 14.4%
•	Record Contract Awards of $2.25 Billion, Up 15% for a Book-to-Bill Ratio of 1.45
•	Operating Cash Flow of $110 Million

—Backlog and Business Development Pipeline at Record Year-End Levels—

—2022 Guidance Anticipates Double-Digit Revenue Growth and Strong

Margin Performance Inclusive of Continued Growth Investments—

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va. — February 24, 2022--ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the fourth quarter and full year ended December 31, 2021.

Commenting on the results, John Wasson, chairman and chief executive officer, said, “Our fourth quarter operating results were in line with our expectations, capping a year of strong performance. As anticipated, service revenue was similar to that of the third quarter, led by strong growth in our government and commercial energy client categories. In the fourth quarter, we continued to benefit from our expanded capabilities in key growth areas, namely IT modernization/digital transformation, public health, disaster management and utility consulting, as well as climate, environment and infrastructure. Together, annual revenues from these markets increased over 10% and accounted for approximately 65% of our full year 2021 service revenue.

“ICF reported exceptional margins in 2021 with adjusted EBITDA to service revenue reaching 13.9% for the fourth quarter and 14.4% for the full year. Both full year and fourth quarter performance reflected a favorable business mix, high utilization and lower facility-related costs, together with pandemic-related expense savings. While certain operating expense items will increase with the return of pre-pandemic activities, we are confident in our ability to progressively increase normalized EBITDA margins over the next several years through a combination of scale, lower facility costs and other operating efficiencies.

“Both the fourth quarter and full year were periods of record contract wins for ICF, bringing our book-to-bill ratios to 1.68 and 1.45, respectively. Approximately two-thirds of the value of the contracts we won in 2021 represented new business, a clear indication of how well aligned ICF’s subject matter expertise and implementation capabilities are with trends in market demand and client spending.

“In the fourth quarter, we were pleased to announce the acquisition of Creative Systems and Consulting, which we completed at the start of 2022. Creative is a premier provider of IT modernization and digital transformation solutions to U.S. federal agencies that brings substantial expertise in Salesforce and Microsoft platforms, which complements our leading ServiceNow and Appian capabilities. We expect this acquisition to provide significant opportunities for revenue synergies over time as ICF now will offer leading practices supporting the most widely adopted low-code/no-code platforms in the federal government.”

Fourth Quarter 2021 Results

Fourth quarter 2021 total revenue was $388.0 million compared to $434.3 million in the fourth quarter of 2020, which included approximately $65 million of low margin pass-through revenue tied to the completion of a large commercial marketing contract. Service revenue was $273.4 million, up 4.3% year-over-year from $262.2 million. Net income totaled $12.1 million and diluted EPS was $0.63 per share in the 2021 fourth quarter, inclusive of tax-effected special charges of $0.43 related to facilities and M&A. This compares to $12.8 million and $0.67 per share last year, which included $0.56 of tax-effected special charges.

Adjusted EBITDA¹ was $38.0 million, equivalent to adjusted EBITDA margin on service revenue of 13.9%. This compares to adjusted EBITDA of $44.9 million in the fourth quarter of 2020, equivalent to an adjusted EBITDA margin on service revenue of 17.1%, which reflected lower SG&A and fringe benefit-related expenses associated with the pandemic. 2021 fourth quarter EBITDA was $26.8 million, compared to $30.3 million a year ago. Non-GAAP EPS was $1.19 per share, compared to the $1.36 per share reported in the fourth quarter of 2020.

Full Year 2021 Results

2021 total revenue was $1.55 billion, an increase of 3.1% from $1.51 billion reported a year ago. Service revenue increased 6.4% year-over-year to $1.11 billion, from $1.04 billion in 2020. Full year 2021 net income was $71.1 million, or $3.72 per diluted share, inclusive of $0.63 of tax-effected special charges, of which $0.57 were facility and M&A-related charges. This compares to net income of $55.0 million reported in 2020, or $2.87 per diluted share, inclusive of $0.79 of tax-effected special charges.

Non-GAAP EPS was $4.82 per share, up 15.6% from $4.17 per share. EBITDA increased 16.3% to $142.9 million, compared to $122.9 million reported in 2020. Adjusted EBITDA was $159.6 million, representing an 11.5% increase over $143.2 million in 2020. The 2021 adjusted EBITDA margin on service revenue was 14.4%, compared to 13.7% in 2020.

Operating cash flow was $110 million in 2021.

Backlog and New Business Awards

Total backlog was $3.2 billion at the end of the fourth quarter of 2021. Funded backlog was $1.6 billion, or approximately 50% of the total backlog. The total value of contracts awarded in the 2021 fourth quarter was $652 million, up 24% year-on-year for a quarterly book-to-bill ratio of 1.68. Trailing-twelve-month contract awards totaled $2.25 billion for a book-to-bill ratio of 1.45.

Government Revenue Fourth Quarter 2021 Highlights

Revenue from government clients was $272.6 million, up 9.2% year-over-year.

•

U.S. federal government revenue was $181.7 million, 9.8% above the $165.5 million reported in the year-ago quarter. Federal government revenue accounted for 47% of total revenue, compared to 38% of total revenue in the fourth quarter of 2020.

•

U.S. state and local government revenue increased 19.5% to $60.4 million, from $50.5 million in the year-ago quarter. State and local government clients represented 15% of total revenue, compared to 12% in the fourth quarter of 2020.

•	International government revenue was $30.5 million, compared to $33.7 million in the year-ago quarter. International government revenue remained constant year-on-year at 8% of total revenue.

Key Government Contracts Awarded in the Fourth Quarter 2021

ICF was awarded more than 100 U.S. federal contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of approximately $485 million. Notable awards won in the fourth quarter 2021 included:

Disaster Management

•	A recompete contract with a value of over $80 million to provide FEMA grant management support.

Cybersecurity

•

A new multiyear contract with a value greater than $75 million with a U.S. federal government agency to provide cybersecurity and resilience planning, partnership engagement and communications services.

Digital Transformation/IT Modernization

•	A new contract with a value of $30.3 million with a U.S. federal agency to continue to support the modernization of its federal assisted acquisition services system.
•	A new subcontract with a value of $8.8 million to provide IT modernization services for the U.S. Department of Defense, Deputy Assistant Secretary of Defense for Military Community and Family Policy.

Communications

•	A recompete framework contract with a value of $35.0 million with a directorate of the European Commission to support information and communications campaigns for the European Union.

Program Evaluation and Technical Assistance

•

A new contract with a value of $23.6 million with the U.S. Department of Health and Human Services Administration for Children and Families to conduct audits and provide technical assistance to care providers for one of its programs.

Energy and Environment

•	Two contract modifications with a combined value of $17.5 million with an office of the U.S. Department of Energy to continue to provide technical, information technology and management support.
•	A new task order with a value of $8.7 million to provide site planning and permitting services for the Sites Reservoir Project in California.

Commercial Revenue Fourth Quarter 2021 Highlights

Commercial revenue was $115.4 million, accounting for 30% of total revenue, compared to $184.6 million, or 43% of total revenue, in the year-ago quarter. The fourth quarter of 2020 included approximately $65 million of pass-through revenue tied to a large commercial marketing contract that was completed in the quarter.

•	Energy markets, which include energy efficiency programs, represented 62% of commercial revenue.
•	Marketing services accounted for 28% of commercial revenue, primarily reflecting lower pass-through revenues.

Key Commercial Contracts Awarded in the Fourth Quarter 2021

ICF was awarded commercial projects valued at more than $165 million during the quarter including:

Energy Markets

•	A recompete contract with Con Edison of New York to manage and significantly expand implementation of its residential energy efficiency portfolio.
•	A contract extension with Entergy Mississippi to expand implementation of its residential and commercial energy efficiency portfolios.
•	A sole source, recompete contract with a Northeastern U.S. utility to continue to support its energy efficiency program portfolio.

Marketing Services

•	A new multimillion-dollar contract with a mid-Atlantic U.S. energy company to serve as agency of record, providing marketing and advertisement services to each of its operating utilities.
•	Multiple new awards to continue to provide public relations and social media marketing services to a U.S. floor care products manufacturer.
•	Multiple new awards and modifications to provide loyalty program support services to a U.S. hospitality chain.

Dividend Declaration

On February 23, 2022, ICF declared a quarterly cash dividend of $0.14 per share, payable on April 13, 2022, to shareholders of record on March 25, 2022.

2021 Recognitions

ICF received several important recognitions in 2021:

•	For the sixth straight year, Forbes included ICF on its list of “America’s Best Management Consulting Firms,” and ICF was also included on Forbes list of “America’s Best Employers for Diversity.”
•	ICF was recognized as one of the “Best Places to Work” for parents working remotely.
•

ICF was named to the CDP (formerly the Climate Disclosure Project) Climate Change “A” List and was recognized with a Climate Leadership Award for goal setting by The Center for Climate and Energy Solutions and The Climate Registry.

•	ICF was named an Appian Trusted Delivery Partner for the Public Sector.
•	ICF Next was named a “Strong Performer” by Forrester Research in its report, The Forrester Wave™: Customer Database & Engagement Agencies, Q1 2021.

Summary and Outlook

“Last year was a period of significant achievement for ICF. Our service revenue growth rate was substantially higher than in 2020, reflecting excellent execution on existing contracts and demonstrating our strong positioning in key growth markets, where we continue to build our capabilities, backlog and pipeline. These accomplishments have laid the foundation for even stronger growth in 2022.

“Looking ahead, we expect 2022 to be a year of double-digit service revenue growth, driven by high single-digit organic growth and the benefit of our Creative acquisition. Business trends are anticipated to be similar to those of 2021, with revenue growth from our government and commercial energy clients more than offsetting lower comparisons in commercial marketing services, where activity has not recovered to pre-pandemic levels. Specifically, we expect service revenue for full year 2022 to range from $1.225 billion to $1.275 billion, representing year-on-year growth of over 12% at the midpoint. Pass-through revenues are anticipated at approximately 28% of total revenue in 2022, implying total revenue of $1.7 billion to $1.76 billion.

“EBITDA is expected to range from $160 million to $172 million, inclusive of continued organic investments in people, recruiting, technology and expanded business development capabilities and tools to ensure we take full advantage of the strong long-term demand trends in our growth markets. Based on current visibility, adjusted EBITDA is expected to range from $168 million to $180 million, equivalent to an adjusted EBITDA margin on service revenue of 13.9% at the midpoints of the ranges. This represents a 50-basis point expansion from the 13.4% we reported pre-pandemic in 2019. The difference between EBITDA and adjusted EBITDA guidance is primarily due to the add-back of a non-cash rent expense of approximately $8 million associated with our new Reston, Virginia, headquarters. GAAP EPS is projected at $4.15 to $4.45, and non-GAAP EPS is expected to range from $5.15 to $5.45, representing increases of 15% and 10%, respectively, over 2021. Operating cash flow is expected to be approximately $130 million in 2022.

“We expect the positive trends underlying our 2022 guidance to remain in place over the coming years given spending priorities across our government and commercial client sets and ICF’s domain knowledge, cross-cutting implementation skills and expanded scale. The great majority of our work in any given year involves helping clients address critical environmental and social issues, which has enabled ICF to attract and retain professionals who are committed to making a positive impact on society. On our part, we are committed to providing those professionals with a collaborative working environment that meets the highest standards of corporate responsibility. We encourage you to visit our website to learn more about our achievements in this area,” Mr. Wasson concluded.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with approximately 8,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Revenue	$387,985	$434,335	$1,553,048	$1,506,875
Direct costs	246,667	295,095	979,570	972,406
Operating costs and expenses:
Indirect and selling expenses	114,472	108,963	430,572	411,612
Depreciation and amortization	4,815	5,013	19,478	20,399
Amortization of intangible assets	3,443	3,506	12,492	13,349
Total operating costs and expenses	122,730	117,482	462,542	445,360

Operating income	18,588	21,758	110,936	89,109
Interest expense	(2,407)	(2,971)	(10,252)	(13,892)
Other expense	(212)	(860)	(594)	(544)
Income before income taxes	15,969	17,927	100,090	74,673
Provision for income taxes	3,890	5,107	28,958	19,714
Net income	$12,079	$12,820	$71,132	$54,959

Earnings per Share:
Basic	$0.64	$0.68	$3.77	$2.92
Diluted	$0.63	$0.67	$3.72	$2.87

Weighted-average Shares:
Basic	18,877	18,841	18,868	18,841
Diluted	19,138	19,143	19,124	19,135

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56

Other comprehensive income (loss), net of tax	1,830	5,654	3,071	(1,962)
Comprehensive income, net of tax	$13,909	$18,474	$74,203	$52,997

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Reconciliation of Service Revenue
Revenue	$387,985	$434,335	$1,553,048	$1,506,875
Subcontractor and other direct costs (3)	(114,613)	(172,148)	(443,135)	(463,364)
Service revenue	$273,372	$262,187	$1,109,913	$1,043,511

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$12,079	$12,820	$71,132	$54,959
Other expense	212	860	594	544
Interest expense	2,407	2,971	10,252	13,892
Provision for income taxes	3,890	5,107	28,958	19,714
Depreciation and amortization	8,258	8,519	31,970	33,748
EBITDA	26,846	30,277	142,906	122,857
Adjustment related to impairment of long-lived assets (4)	7,563	3,090	7,901	3,090
Special charges related to acquisitions (5)	1,388	30	4,798	1,983
Special charges related to severance for staff realignment (6)	98	1,069	1,242	4,764
Special charges related to facilities consolidations and office closures (7)	1,295	1,643	1,434	1,643
Special charges related to the transfer to our new corporate headquarters (8)	899	—	899	—
Special charges related to retirement of Executive Chair (9)	(81)	8,825	397	8,825
Total special charges	11,162	14,657	16,671	20,305
Adjusted EBITDA	$38,008	$44,934	$159,577	$143,162

EBITDA Margin Percent on Revenue (10)	6.9%	7.0%	9.2%	8.2%
EBITDA Margin Percent on Service Revenue (10)	9.8%	11.5%	12.9%	11.8%
Adjusted EBITDA Margin Percent on Revenue (10)	9.8%	10.3%	10.3%	9.5%
Adjusted EBITDA Margin Percent on Service Revenue (10)	13.9%	17.1%	14.4%	13.7%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.63	$0.67	$3.72	$2.87
Adjustment related to impairment of long-lived assets	0.41	0.16	0.43	0.16
Special charges related to acquisitions	0.08	—	0.25	0.10
Special charges related to severance for staff realignment	—	0.06	0.06	0.25
Special charges related to facilities consolidations and office closures	0.07	0.10	0.08	0.10
Special charges related to the transfer to our new corporate headquarters	0.05	—	0.05	—
Special charges related to retirement of Executive Chair	—	0.46	0.02	0.46
Amortization of intangibles	0.17	0.18	0.65	0.70
Income tax effects (11)	(0.22)	(0.27)	(0.44)	(0.47)
Non-GAAP EPS	$1.19	$1.36	$4.82	$4.17

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of long-lived assets: We recognized impairment expense of $7.9 million during 2021 and $3.1 million in 2020 related to impairment of right-of-use lease assets.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs and integration costs associated with our acquisitions and/or potential acquisitions.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for Company officers, groups of employees who have been terminated as part of a consolidation or reorganization or, to the extent that the costs are not included in the previous two categories, involuntary employee termination benefits for employees who have been terminated as a result of COVID-19.

(7) Special charges related to facilities consolidations, office closures: These costs are exit costs associated with terminated leases or full office closures.  The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will (i) continue to pay until the contractual obligation is satisfied but with no economic benefit to us or (ii) we contractually terminated the obligation and ceased utilizing the facilities.

(8) Special charges related to the transfer to our new corporate headquarters:  These costs are additional rent as a result of us taking possession of our new corporate headquarters in Reston, Virginia, during the fourth quarter of 2021 while maintaining our current headquarters in Fairfax, Virginia.  We intend to complete the transition to our new corporate headquarters by the end of 2022 when our Fairfax lease ends.

(9) Special charges related to retirement of Executive Chair: These costs include severance, pro rata incentive bonus, welfare benefits, and acceleration of equity awards we incurred under the departing officer’s severance agreement during the fourth quarter of 2020. As a result of the employment agreement, the departing officer was able to maintain certain equity awards beyond his retirement date, including performance-based awards that are subject to changes until they vest.

(10) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(11) Income tax effects were calculated using an effective U.S. GAAP tax rate of 28.9% for the three and twelve months ended December 31, 2021, and 28.5% and 26.4% for the three and twelve months ended December 31, 2020, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$8,254	$13,841
Restricted cash - current	12,179	68,146
Contract receivables, net	237,684	222,850
Contract assets	137,867	143,369
Prepaid expenses and other assets	42,354	25,492
Income tax receivable	10,825	1,977
Total Current Assets	449,163	475,675
Property and Equipment, net	52,053	62,434
Other Assets:
Goodwill	1,046,760	909,913
Other intangible assets, net	79,645	59,887
Operating lease - right-of-use assets	177,417	127,132
Other assets	44,496	32,249
Total Assets	$1,849,534	$1,667,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$10,000
Accounts payable	105,652	91,365
Contract liabilities	39,665	42,050
Operating lease liabilities - current	34,901	23,350
Accrued salaries and benefits	85,517	80,512
Accrued subcontractors and other direct costs	39,400	78,842
Accrued expenses and other current liabilities	61,496	100,908
Total Current Liabilities	376,631	427,027
Long-term Liabilities:
Long-term debt	411,605	303,214
Operating lease liabilities - non-current	191,805	115,614
Deferred income taxes	41,913	34,330
Other long-term liabilities	24,110	40,144
Total Liabilities	1,046,064	920,329

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 23,535,671 and 23,305,255 shares issued; and 18,876,490 and 18,909,983 shares outstanding at December 31, 2021 and 2020, respectively	23	23
Additional paid-in capital	384,984	369,058
Retained earnings	649,298	588,731
Treasury stock, 4,659,181 and 4,395,272 shares at December 31, 2021 and 2020, respectively	(219,800)	(196,745)
Accumulated other comprehensive loss	(11,035)	(14,106)
Total Stockholders’ Equity	803,470	746,961
Total Liabilities and Stockholders’ Equity	$1,849,534	$1,667,290

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended
	December 31,
(in thousands)	2021	2020
Cash Flows from Operating Activities
Net income	$71,132	$54,959
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	10,912	4,062
Deferred income taxes	8,816	(1,865)
Non-cash equity compensation	13,230	17,555
Depreciation and amortization	31,970	33,748
Facilities consolidation reserve	(302)	(288)
Amortization of debt issuance costs	617	710
Impairment of long-lived assets	7,901	3,090
Other adjustments, net	1,099	964
Changes in operating assets and liabilities, net of the effect of acquisitions:
Net contract assets and liabilities	3,069	6,064
Contract receivables	(19,021)	54,384
Prepaid expenses and other assets	4,529	(5,410)
Operating lease assets and liabilities, net	(5,481)	(2,307)
Accounts payable	13,479	(51,177)
Accrued salaries and benefits	(5,616)	26,810
Accrued subcontractors and other direct costs	(38,575)	32,544
Accrued expenses and other current liabilities	26,697	(18,198)
Income tax receivable and payable	(12,802)	5,375
Other liabilities	(1,449)	12,125
Net Cash Provided by Operating Activities	110,205	173,145

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(19,932)	(17,683)
Payments for business acquisitions, net of cash acquired	(174,549)	(253,265)
Net Cash Used in Investing Activities	(194,481)	(270,948)

Cash Flows from Financing Activities
Advances from working capital facilities	881,037	1,020,451
Payments on working capital facilities	(773,264)	(870,114)
Payments on capital expenditure obligations	—	(1,712)
Receipt of restricted contract funds	264,214	65,694
Payment of restricted contract funds	(319,990)	(106)
Debt issue costs	—	(2,094)
Proceeds from exercise of options	2,848	37
Dividends paid	(10,565)	(10,551)
Net payments for stock issuances and buybacks	(20,040)	(29,726)
Payments on business acquisition liabilities	(1,007)	(1,924)
Net Cash Provided by Financing Activities	23,233	169,955
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(511)	3,353

(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(61,554)	75,505
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	81,987	6,482
Cash, Cash Equivalents, and Restricted Cash, End of Period	$20,433	$81,987

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$10,331	$14,337
Income taxes	$34,132	$15,954
Non-cash investing and financing transactions:
Share repurchases transacted but not settled and paid	552	—
Tenant improvements funded by lessor	$—	$3,124
Exercise of options receivable from shareholders	$—	$2,615

ICF International, Inc. and Subsidiaries

Supplemental Schedule(12) (13)

Revenue by client markets	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Energy, environment, and infrastructure	43%	37%	42%	40%
Health, education, and social programs	44%	50%	44%	45%
Safety and security	7%	7%	7%	8%
Consumer and financial	6%	6%	7%	7%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
U.S. federal government	47%	38%	47%	44%
U.S. state and local government	15%	11%	15%	15%
International government	8%	8%	9%	6%
Government	70%	57%	71%	65%
Commercial	30%	43%	29%	35%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Time-and-materials	40%	52%	41%	49%
Fixed-price	44%	33%	41%	35%
Cost-based	16%	15%	18%	16%
Total	100%	100%	100%	100%

(12) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(13) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassifications.